Exhibit 99.1

Media Contact:

Rosemary Hanratty
Director of Marketing
STARTEK
Tel +1 303.262.4144
720.314.1042
E-mail: rosemary.hanratty@startek.com

June 24, 2014

STARTEK Announces Closure of Heredia, Costa Rica Location

Denver, CO --- STARTEK (SRT: NYSE) a leading provider of business process outsourcing services announced today the closure of their Heredia, Costa Rica location. The last day of operation is planned for August 30, 2014. The approximately 500 employees were notified of the news today June 24, 2014.
“The difficult decision to close our Heredia site was made as part of our strategic plan to optimize our capacity and continue building upon the efficient solutions we provide our clients,” said Chad Carlson, president and CEO. “This decision was not due to performance of our employees in Costa Rica and we are grateful for their service to STARTEK and our clients.”

STARTEK will be holding job fairs and offering assistance to the employees in finding other jobs within Heredia.

About STARTEK
STARTEK is a comprehensive contact center and business process outsourcing service company with approximately 11,500 employees, we call Brand Warriors who for over 25 years have been committed to making a positive impact on our clients’ business results.  Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day and bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership.